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                                                                  EXHIBIT (8)(c)

                               AMENDMENT NO. 4 TO
                          FUND PARTICIPATION AGREEMENT

      This Amendment No. 4 to the Fund Participation Agreement ("Agreement") dated December 2, 2002 between The United States Life Insurance Company in the City of New York ("USL"), American Funds Insurance Series (the "Series") and Capital Research and Management Company ("CRMC") is effective as of September 5, 2014. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

      1. The fourth recital is deleted in its entirety and replaced with the following:

            "WHEREAS, certain Funds will serve as the underlying investment medium for the Contracts; and"

      2. Section 6 is hereby deleted in its entirety and replaced by the following:

      6. The Series has made and agrees to make Class 2, Class 4, and Class P2 shares of the Funds that offer such share classes available to the Contracts (except for the American Pathway II Contracts). The Series has made and agrees to make Class 3 shares available solely to the Accounts for the American Pathway II Contract and the parties agree that the American Pathway II Contracts shall only have Class 3 shares available as underlying investment options. USL agrees to give the Series and CRMC at least 30 days' notice prior to adding any additional Funds or additional share classes of any Funds as underlying investment options to the Contracts. USL will be entitled to a Rule 12b-1 fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2, Class 4, and Class P2 shares of each Fund attributable to the Contracts with investments in Accounts corresponding to the Class 2, Class 4, and Class P2 shares of each Fund for as long as the Series' Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for each of Class 2, Class 4, and Class P2 shares (each, a "12b-1 plan") remains in effect. USL will be entitled to a Rule 12b-1 fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.18% of the average daily net assets of the Class 3 shares of each Fund attributable to the American Pathway II Contracts with investments in Accounts corresponding to the Class 3 shares of each Fund for as long as the Series' Class 3 share 12b-1 plan remains in effect.

      3.    The following Sections 6b(i) and (ii) are added to the Agreement:

      6b(i) During the term of this Agreement, Insurance Company shall perform the

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      administrative services ("Services") set forth on Exhibit A hereto (which
      Exhibit A shall become part of the Agreement), as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Accounts holding Class 4 Shares and/or Class P2 Shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 Shares and Class P2 Shares of the Funds held by each Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares or Class P2 Shares, as applicable, of the Funds held by each Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by
      365. CRMC will evaluate periodically Insurance Company's service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contract owners, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from Contract holder fees or any other source.

      6b(ii) The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Class 2 and Class 3 shares on behalf of American Funds Distributors, Inc., ("AFD"), American Funds Service Company ("Transfer Agent") and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the Insurance Company to its Accounts include, (i) mailing and otherwise making available to Contract holders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contract holders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Account units owned by the Contract holder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contract holders shall be the responsibility of the Insurance Company and shall not be the responsibility of AFD, Transfer Agent or any of their affiliates.

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      4.    The following Section 35 is added to the Agreement:

      35. USL may receive certain holdings information (the "Holdings Information") related to the Funds on a daily, weekly, monthly or other periodic basis from the Series, CRMC or one of their designees in order to help evaluate the Funds for inclusion in the Contracts and to evaluate and coordinate with USL's internal hedging program (the "Purpose"). USL agrees that the Holdings Information is confidential and may only be used by USL for the Purpose. USL agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information. Without limiting the foregoing, USL shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance. USL expressly will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, subcontractors or consultants, and (d) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. Notwithstanding anything to the contrary in this
      Section 35, USL may use certain Holdings Information contained in fund information sheets provided by CRMC, or an affiliate, (i.e. top 10 fund securities holdings, sector holdings, etc.) in its marketing material. Any such marketing material shall remain subject to any review requirements set forth in this Agreement or the Business Agreement.

      5. Schedule A and Schedule B are hereby amended and replaced with the attached Schedule A and Schedule B.

      6. Schedule C and Schedule D including all references to these Schedules are hereby deleted in their entirety.

      7. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures, intending that this Amendment No. 6 be effective as indicated hereinabove.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK (on behalf of itself and its Accounts)

By:    /s/ Robert J. Scheinerman
       --------------------------------------------------
Name:  Robert J. Scheinerman
Title: Executive Vice President, Individual Retirement

 AMERICAN FUNDS INSURANCE SERIES

 By:   /s/
       --------------------------------------------------
 Name:
 Title:

 CAPITAL RESEARCH AND MANAGEMENT COMPANY

 By:   /s/
       --------------------------------------------------
 Name:
 Title:

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                                   SCHEDULE A

                                   CONTRACTS

Registered Variable Annuities including, without limitation, the following:
Anchor Advisor
Polaris 401(k)
Polaris
Polaris II
Polaris II A-Class
Polaris II A-Class Platinum Series
Polaris II Platinum Series
Polaris Platinum
Polaris Platinum II
Polaris Platinum O-Series
Polaris Protector
Polaris Choice II
Polaris Advisor
American Pathway II
Polaris NY
Polaris II NY
Polaris II A-Class Platinum Series NY
Polaris Choice NY
Polaris Platinum O-Series NY
Polaris Select Investor

Registered Variable Universal Life Insurance Policies including, without limitation, the following:
Income Advantage Select
Protection Advantage Select
Executive Advantage

Unregistered Variable Annuity Contracts and Variable Universal Life Insurance Policies, including, without limitation, the following:
11GVUL0495 - Group Variable Universal Life Insurance Policy
11GVUL0197 - Group Variable Universal Life Insurance Policy
11PVUL0996 - Individual Variable Universal Life Insurance Policy
11FJVUL0798 - Joint & Last Survivor Variable Universal Life Insurance Policy 12PVUL1098X - Variable Rider to Individual Contract #52221 (7/91)
02056
05060
09065
10060

And other Contracts to which USL may make the Series available after notice to CRMC and the Series.

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                                   SCHEDULE B

                                    ACCOUNTS

Registered Separate Accounts including, without limitation the following:
FS Variable Separate Account
Variable Annuity Account Four
Variable Annuity Account Seven
Separate Account VL-R
Separate Account II

Unregistered Separate Accounts including, without limitation the following:

Separate Account VL-U LIS
Separate Account IV
Separate Account 7
Separate Account 9
Separate Account 10
Separate Account 101
Separate Account 102
Separate Account 104
Separate Account 106
Separate Account 107

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                                    EXHIBIT A

                            ADMINISTRATIVE SERVICES

1. Periodic Reconciliation. USL shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of USL Accounts and shares of the Funds.

2. Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, USL shall maintain with respect to each Account holding the Funds' Class 4 Shares or Class P2 Shares and each Contract owner for whom such shares are beneficially owned the following records:

      a.    Number of shares;

      b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

      c.    Name and address and taxpayer identification numbers;

      d.    Records of distributions and dividend payments; and

      e.    Any transfers of shares.

3. Fund Information. USL shall respond to inquiries from Contract owners regarding the Funds, including questions about the Funds' objectives and investment strategies.

4. Shareholder Communications. USL shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owners. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contract owners relating to the services provided by it and inquiries relating to the Funds.

5. Transactional Services. USL shall (a) communicate to the Funds' transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Accounts and Contract owners, mergers, splits and other reorganization activities of the Funds.

6. Other Information. USL shall provide to the Accounts and Contract owners such other information as shall be required under applicable law and regulations.

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